Exhibit 10.3
EXECUTION VERSION

AMENDMENT NO. 18 TO
LOAN AND SERVICING AGREEMENT

This AMENDMENT NO. 18 TO LOAN AND SERVICING AGREEMENT (the “Amendment”), dated as of July 28, 2025 (the “Amendment Effective Date”), is entered into by and among ARES CAPITAL CP FUNDING LLC, a Delaware limited liability company, as the borrower (the “Borrower”), ARES CAPITAL CORPORATION, a Maryland corporation, as the servicer (the “Servicer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the agent (the “Agent”), each of the Lenders party hereto (each, a “Lender” and together, the “Lenders”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as the trustee (in such capacity, the “Trustee”) and U.S. BANK NATIONAL ASSOCIATION, as the bank (in such capacity, the “Bank”) and as collateral custodian (in such capacity, the “Collateral Custodian”);

WHEREAS, the Borrower, the Agent, the Lenders, Wells Fargo Bank, National Association, as the Swingline Lender, the Servicer, Ares Capital Corporation, as the Transferor, the Trustee, the Bank, the Collateral Custodian and each of the other lenders, are party to the Loan and Servicing Agreement, dated as of January 22, 2010 (as amended, modified, waived, supplemented, restated or replaced from time to time, prior to the date hereof, the “Loan and Servicing Agreement”);

WHEREAS, the parties hereto desire to amend the Loan and Servicing Agreement to join The Bank of New York Mellon as Lender (the “New Lender”); and

WHEREAS, the parties hereto desire to amend the Loan and Servicing Agreement in accordance with the provisions thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1.     Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan and Servicing Agreement.

ARTICLE II

Lender Joinder

SECTION 2.1.     Lender Joinder. This Amendment constitutes a Joinder Supplement and by signing this Amendment, the New Lender shall from and after the date hereof be deemed to be a party to the Loan and Servicing Agreement and the other Transaction Documents to which it
USActive 62123804.5

is a party, with a several, but not joint, Commitment in the amount set forth on Annex A to the Loan and Servicing Agreement, and shall have all the rights and obligations of a Lender under the Loan and Servicing Agreement and the other Transaction Documents to which it is a party. The New Lender: (i) confirms that it has received a copy of the Loan and Servicing Agreement and the other Transaction Documents to which it is a party, together with copies of any financial statements delivered pursuant to Section 6.08(d) of the Loan and Servicing Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under or in connection with any of the Transaction Documents; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Transaction Documents, in each case as are delegated to the Agent by the terms thereof; and (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Transaction Documents are required to be performed by it as a Lender.

On the date hereof, the New Lender shall make a payment to the Agent as set out in a “Flow of Funds” agreed between the Agent and the New Lender for the account of the other Lenders, in an amount calculated by the Agent, so that after giving effect to such payment and to the distribution thereof to the other Lenders in accordance with the Loan and Servicing Agreement, the Advances that are outstanding as of the date hereof (without taking into account any Advances made on such date) are held ratably by the Lenders in accordance with their respective Commitments. Such payment made by the New Lender pursuant to this Section 2.1 shall constitute an Advance made by the New Lender.

ARTICLE III

Amendments to Loan and Servicing Agreement and Schedules

SECTION 3.1.     As of the Amendment Effective Date, the Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto.

SECTION 3.2.     As of the Amendment Effective Date, the Schedules to the Loan and Servicing Agreement are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix B hereto.

ARTICLE IV

Representations and Warranties

SECTION 4.1.     Each of the Borrower and the Servicer hereby represents and warrants (as to itself) to the Agent that, as of the date first written above, (i) no Unmatured Event of Default, Event of Default or Servicer Termination Event has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan and

USActive 62123804.5
2

Servicing Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE V

Conditions Precedent

SECTION 5.1.     This Amendment shall become effective as of the date hereof upon:

(a)the execution and delivery of this Amendment by each party hereto;

(b)the Agent shall have received satisfactory evidence that the Borrower has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby;

(c)the Lenders shall have received the executed legal opinion or opinions of Latham & Watkins LLP, and any applicable local counsel to the Borrower, in form and substance acceptable to the Agent in its reasonable discretion;

(d)each of the Agent and the Lender have received all fees due and payable to such Person; and

(e)the Agent shall have received, with a copy for each Lender, certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Borrower.

ARTICLE VI

Miscellaneous

SECTION 6.1.     Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.2.     Severability Clause.    In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6.3.        Ratification. Except as expressly amended hereby, the Loan and Servicing Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Servicing Agreement for all purposes.

SECTION 6.4.        Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

USActive 62123804.5
3

SECTION 6.5.        Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 6.6.        Direction to Execute. The Lenders hereby authorize and direct the Trustee, the Bank and the Collateral Custodian to execute this Amendment and acknowledge and agree that the Trustee, the Bank and the Collateral Custodian shall be entitled to all of their rights, benefits, protections, immunities and indemnities set forth in the Loan and Servicing Agreement.

SECTION 6.7.        Execution. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Pages Follow]

USActive 62123804.5
4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ARES CAPITAL CP FUNDING LLC

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

[Signature Page to Amendment No. 18 to LSA]

ARES CAPITAL CORPORATION,
as the Servicer

By:	/s/ Scott Lem
Name:	Scott Lem
Title:	Authorized Signatory

[Signature Page to Amendment No. 18 to LSA]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Agent

By:	/s/ Eghosa Aghayere
Name:	Eghosa Aghayere
Title:	Executive Director

[Signature Page to Amendment No. 18 to LSA]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eghosa Aghayere
Name:	Eghosa Aghayere
Title:	Executive Director
[Signature Page to Amendment No. 18 to LSA]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Bryson Brannon
Name:	Bryson Brannon
Title:	Director
[Signature Page to Amendment No. 18 to LSA]

CANADIAN IMPERIAL BANK OF COMMERCE, as a Lender

By:	/s/ Kathryn Lagroix
Name:	Kathryn Lagroix
Title:	Managing Director
[Signature Page to Amendment No. 18 to LSA]

SAMPENSION LIVSFORSIKRING A/S, as a Lender

By:	/s/ Johan Lasthein Andersen
Name:	Johan Lasthein Andersen
Title:	Portfolio Manager - Credit

By:	/s/ Lars Peter Lilleøre
Name:	Lars Peter Lilleøre
Title:	Head of Fixed Income

[Signature Page to Amendment No. 18 to LSA]

PENSIONSKASSEN ARKITEKTER & DESIGNERE, as a Lender

By:	/s/ Johan Lasthein Andersen
Name:	Johan Lasthein Andersen
Title:	Portfolio Manager - Credit

By:	/s/ Lars Peter Lilleøre
Name:	Lars Peter Lilleøre
Title:	Head of Fixed Income

[Signature Page to Amendment No. 18 to LSA]

PENSIONSKASSEN FOR JORDBRUGSAKADEMIKERE OG DYRLÆGER, as a Lender

By:	/s/ Johan Lasthein Andersen
Name:	Johan Lasthein Andersen
Title:	Portfolio Manager - Credit

By:	/s/ Lars Peter Lilleøre
Name:	Lars Peter Lilleøre
Title:	Head of Fixed Income

[Signature Page to Amendment No. 18 to LSA]

PENSIONSKASSEN FOR TEKNIKUM OG DIPLOMINGENIØRER, as a Lender

By:	/s/ Johan Lasthein Andersen
Name:	Johan Lasthein Andersen
Title:	Portfolio Manager - Credit

By:	/s/ Lars Peter Lilleøre
Name:	Lars Peter Lilleøre
Title:	Head of Fixed Income

[Signature Page to Amendment No. 18 to LSA]

THE BANK OF NEW YORK MELLON, as the New Lender

By:	/s/ Ilya Lipsman
Name:	Ilya Lipsman
Title:	Senior Director

[Signature Page to Amendment No. 18 to LSA]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Ralph J. Creasia, Jr.
Name:	Ralph J. Creasia, Jr.
Title:	Senior Vice President

[Signature Page to Amendment No. 18 to LSA]

U.S. BANK NATIONAL ASSOCIATION, as Bank

By:	/s/ Ralph J. Creasia, Jr.
Name:	Ralph J. Creasia, Jr.
Title:	Senior Vice President

[Signature Page to Amendment No. 18 to LSA]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian

By:	/s/ Kenneth Brandt
Name:	Kenneth Brandt
Title:	Vice President
[Signature Page to Amendment No. 18 to LSA]

APPENDIX A

EXECUTION VERSION
    Conformed through Amendment No. ~~17~~18

Up to U.S. $ ~~2,150,000,000~~2,250,000,000

LOAN AND SERVICING AGREEMENT

Dated as of January 22, 2010

Among

ARES CAPITAL CP FUNDING LLC,
as the Borrower

and

ARES CAPITAL CORPORATION,
as the Servicer and the Transferor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Agent and the Swingline Lender

and

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as the Trustee

and

U.S. BANK NATIONAL ASSOCIATION,
as the Bank and the Collateral Custodian

USActive ~~60819853.6~~62123805.6

TABLE OF CONTENTS
ARTICLE I. DEFINITIONS
Page

ARTICLE I. DEFINITIONS	2

SECTION 1.01 Certain Defined Terms	2
SECTION 1.02 Other Terms	~~56~~ 57
SECTION 1.03 Computation of Time Periods	~~56~~ 57
SECTION 1.04 Interpretation	~~56~~ 57

ARTICLE II. THE FACILITY	~~57~~ 58

SECTION 2.01 Advances	~~57~~ 58
SECTION 2.02 Procedure for Advances	59
SECTION 2.03 Determination of Yield	~~60~~ 61
SECTION 2.04 Remittance Procedures	~~60~~ 61
SECTION 2.05 Instructions to the Trustee and the Bank	65
SECTION 2.06 Borrowing Base Deficiency Payments	~~65~~ 66
SECTION 2.07 Substitution and Sale of Loan Assets; Affiliate Transactions	66
SECTION 2.08 Payments and Computations, Etc	~~71~~ 72
SECTION 2.09 Fees	73
SECTION 2.10 Increased Costs; Capital Adequacy	73
SECTION 2.11 Taxes	75
SECTION 2.12 Collateral Assignment of Agreements	~~77~~ 78
SECTION 2.13 Grant of a Security Interest	78
SECTION 2.14 Evidence of Debt	~~78~~ 79
SECTION 2.15 Survival of Representations and Warranties	~~78~~ 79
SECTION 2.16 Release of Loan Assets	~~78~~ 79
SECTION 2.17 Treatment of Amounts Received by the Borrower	~~79~~ 80
SECTION 2.18 Prepayment; Termination	~~79~~ 80
SECTION 2.19 Extension of Stated Maturity Date and Reinvestment Period	~~80~~ 81
SECTION 2.20 Collections and Allocations	~~80~~ 81
SECTION 2.21 Reinvestment of Principal Collections	82
SECTION 2.22 Additional Lenders; Increase of Commitment	~~82~~ 83
SECTION 2.23 Defaulting Lenders	83
SECTION 2.24 Mitigation Obligations; Replacement of Lenders	85
SECTION 2.25 Refunding of Swingline Advances	86

ARTICLE III. CONDITIONS PRECEDENT	87

SECTION 3.01 Conditions Precedent to Effectiveness	87
SECTION 3.02 Conditions Precedent to All Advances	~~87~~ 88
SECTION 3.03 Advances Do Not Constitute a Waiver	90
SECTION 3.04 Conditions to Pledges of Loan Assets	90
USActive ~~60819853.6~~62123805.6
-i-

ARTICLE V. GENERAL COVENANTS	107

SECTION 5.01 Affirmative Covenants of the Borrower	107
SECTION 5.02 Negative Covenants of the Borrower	114
SECTION 5.03 Affirmative Covenants of the Servicer	~~117~~ 118
SECTION 5.04 Negative Covenants of the Servicer	~~122~~ 123
SECTION 5.05 Affirmative Covenants of the Trustee	124
SECTION 5.06 Negative Covenants of the Trustee	~~124~~ 125
SECTION 5.07 Affirmative Covenants of the Collateral Custodian	~~124~~ 125
SECTION 5.08 Negative Covenants of the Collateral Custodian	125
SECTION 5.09 Covenants of the Borrower Relating to Hedging of Loan Assets	125

ARTICLE VII. EVENTS OF DEFAULT	138

SECTION 7.01 Events of Default	138
SECTION 7.02 Additional Remedies of the Agent	141
USActive ~~60819853.6~~62123805.6
-ii-

ARTICLE IX. THE AGENT	151

SECTION 9.01 The Agent	151

USActive ~~60819853.6~~62123805.6
-iii-

This LOAN AND SERVICING AGREEMENT (as amended, restated, supplemented or modified from time to time, the “Loan and Servicing Agreement”) is made as of January 22, 2010, among:

(1)ARES CAPITAL CP FUNDING LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2)ARES CAPITAL CORPORATION, a Maryland corporation, as the Servicer (as defined herein) and the Transferor (as defined herein);

(3)WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent (together with its successor and assigns in such capacity, the “Agent”) and as swingline lender (together with its successor and assigns in such capacity, the “Swingline Lender”);

(4)EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender;

(5)U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (“U.S. Bank”), as the Trustee (together with its successors and assigns in such capacity, the “Trustee”); and

(6)U.S. BANK NATIONAL ASSOCIATION, as the Bank (as defined herein) and the Collateral Custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).

PRELIMINARY STATEMENT

WHEREAS, certain parties hereto were party to a Sale and Servicing Agreement, dated as of November 3, 2004, by and among the Servicer, as the servicer, the Transferor, as the originator, the Borrower, as the borrower, Ares CP Funding II LLC, as the guarantor, Variable Funding Capital Company LLC (“VFCC”), as a conduit purchaser, the Note Purchaser, as an institutional purchaser, Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC) (together with its successors and assigns, “WFS”), as the administrative agent and as the purchaser agent for VFCC, Ares Capital CP Funding II, as the guarantor (the “Guarantor”) the Trustee, as the trustee, and Lyon Financial Services, Inc. d/b/a U.S. Bank Portfolio Services (“Lyon”), as the backup servicer (as amended, restated, supplemented or modified prior to the date hereof, the “Original Agreement”);

WHEREAS, certain parties hereto are party to an Amended and Restated Sale and Servicing Agreement, dated as of January 22, 2010, by and among the Servicer, as the servicer, the Transferor as the originator, the Borrower, as the borrower, Wells Fargo Bank, National Association, in its individual capacity (together with its successors and assigns, “Wells Fargo”), as the note purchaser, WFS, as the administrative agent, and U.S. Bank, as the collateral custodian, trustee and bank (as amended, restated, supplemented or modified prior to the date hereof, (the “Restatement Agreement”)) that amended and restated the Original Agreement;
USActive ~~60819853.6~~62123805.6

anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower, the Servicer, the Transferor or any of their respective Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower, the Servicer, the Transferor or any of their respective Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means for any Person all existing and future laws, rules, regulations, to the extent applicable to such Person or its property or assets, all statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage” means (a) with respect to any First Lien Loan Asset, 70%, (b) with respect to any First Lien Last Out Loan Asset, 55% ~~and~~, (c) with respect to any Recurring Revenue Loan Asset, 55% and (~~c~~d) with respect to any Second Lien Loan Asset, 35%.

“Applicable Prime Rate” means, with respect to any Loan Asset, the prime or base rate applicable to such Loan Asset pursuant to the Loan Agreements for such Loan Asset.

“Applicable Spread” means, ~~2.00~~(i) prior to the Eighteenth Amendment Effective Date, 2.00% per annum and (ii) thereafter, 1.80% per annum; provided that, at any time during the existence of an Event of Default or after the occurrence of the Facility Maturity Date, the Applicable Spread shall be increased by 2.00% per annum.

“Approval Notice” means, with respect to any Eligible Loan Asset, the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Agent, in its sole discretion, of the conveyance of such Eligible Loan Asset by the Transferor to the Equityholder pursuant to the terms of the First Tier Purchase and Sale Agreement and by the Equityholder to the Borrower pursuant to the terms of the Second Tier Purchase and Sale Agreement and the Assignments by which the Transferor effects such conveyance.

“Approved Lender” means any prospective Lender that acting, for its own account, in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in investments.

“Ares” means Ares Capital Corporation.

USActive ~~60819853.6~~62123805.6

(a) If a Value Adjustment Event of the type described in clauses (i) through (vi) of the definition thereof with respect to such Loan Asset occurs, the“Assigned Value” may be amended at any time, thereafter by the Agent, in its sole discretion.

(b) The Agent shall promptly notify the Servicer of any change effected by the Agent of the Assigned Value of any Loan Asset.

(c) At the time of approval of each Loan Asset, the Agent in its sole discretion will designate any applicable Loan Asset as a “Designated Loan Asset” for purposes of determining the Assigned Value of such Loan Asset in reference to the Minimum Facility Attachment Ratios set forth in the definition of “Assigned Value.”

(d) If any event constituting a Value Adjustment Event has been remedied or is no longer in existence, at any time, the Borrower may request that the Agent reevaluate the Assigned Value of any Loan Asset, which the Agent may do in its sole discretion.

(e) On any Business Day, the Borrower may request in writing a revaluation of any Loan Asset (other than a Loan Asset subject to an ongoing Value Adjustment Event) with an Assigned Value of less than 100%, and upon such request the Agent may reevaluate and adjust, in its sole discretion, ~~adjust~~ the Assigned Value to the lesser of (i) the Agent’s discretionary Assigned Value (which for the avoidance of doubt, may not be less than the existing Assigned Value with respect to such Loan Asset) and (ii) 100%; provided that any such increase in the applicable Assigned Value may be conditioned on a reset of the Interest Coverage Ratio, Senior Net Leverage Ratio ~~or~~, Net Leverage Ratio or the Recurring Revenue Loan Gross Leverage Ratio as of such date for the related Eligible Loan Asset.

Notwithstanding the foregoing; solely with respect to the occurrence of a Value Adjustment Event of the type described in clause (i)(y) of the definition thereof, immediately after giving effect to any such reevaluation, the Assigned Value shall not be lower than such value that would result in the Facility Attachment Ratio for such Loan Asset (based upon such Loan Asset’s Senior Net Leverage Ratio or Net Leverage Ratio, as applicable) being lower than the “Minimum Facility Attachment Ratio” specified therefor in accordance with the grid below; provided that, for the avoidance of doubt, the below grids shall not be applicable to Recurring Revenue Loan Assets:

First Lien Loan Assets
Senior Net Leverage Ratio	Minimum Facility Attachment Ratio
=<4.25x	2.90x
> 4.25 and =< 5.00x	2.80x
> 5.00 and =< 6.00x	2.70x
> 6.00 and =< 7.00x	2.60x
> 7.00 and =< 8.00x	2.40x
> 8.00x	0.00x

USActive ~~60819853.6~~62123805.6

“Attached Equity” means, with respect to any Loan Asset, any stock, partnership or membership interest, beneficial interest or other equity security, warrant, option, or any right, including, without limitation, any registration right, with respect to the foregoing received by the Transferor in connection with the origination or acquisition of such Loan Asset.

“Availability” means, at any time, an amount equal to the positive excess (if any) of the Borrowing Base over the Advances Outstanding. On and after the end of the Reinvestment Period or the Facility Maturity Date, the Availability shall be zero.

“Available Collections” means, (a) all cash collections and other cash proceeds with respect to any Loan Asset, including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Controlled Accounts and (b) all payments received pursuant to any Hedging Agreement or Hedge Transaction; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments; provided, further, that all amounts paid into the Collection Account pursuant to Section 5.09(c)(iii) which are received on or prior to the Determination Date immediately preceding any Payment Date shall be included as “Available Collections” for such Payment Date.

~~“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark (x) if such then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark that is or may be used for determining the length of a Remittance Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Remittance Period” pursuant to Section 11.01.~~

Average Life” means, for any Loan Asset, as of any date of determination, the number determined by multiplying the amount of each Scheduled Payment of principal to be paid after such date of determination by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due.

“Bail-In Action” has the meaning assigned to that term in Section 11.14.
“Bail-In Legislation” has the meaning assigned to that term in Section 11.14.

“Bank” means U.S. Bank National Association, in its capacity as the “Bank” pursuant to each of the Collection Account Agreement and the Unfunded Exposure Account Agreement.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

USActive ~~60819853.6~~62123805.6

(ii) the Minimum Weighted Average Coupon Test.

“Collection Account” means a trust account (account number 787456-200 at the Bank) in the name of the Borrower subject to the lien of the Trustee for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Account Agreement” means that certain Amended and Restated Securities Account Control Agreement, dated the Closing Date and amended and restated as of the Restatement Date, among the Borrower, the Servicer, the Bank, the Agent and the Trustee, which agreement relates to the Collection Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all Yield and Fees and all other Obligations have been paid in full, and the Borrower shall have no further right to request any additional Advances.

“Collections” means Principal Collections and Interest Collections.

“Commitment” means, with respect to each Lender, (i) prior to the end of the Reinvestment Period or for purposes of Advances made pursuant to Section 2.02(f), the dollar amount set forth opposite such Lender’s name on Annex A hereto (as such amount may be revised from time to time pursuant to the terms of this Agreement) or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, and (ii) on or after the Reinvestment Period (other than for purposes of Advances made pursuant to Section 2.02(f)), such Lender’s Pro Rata Share of the aggregate Advances Outstanding.

“Commitment Termination Premium” means, in the event that this Agreement is terminated or the Maximum Facility Amount is permanently reduced, in each case, pursuant to Section 2.18(b), (i) prior to the one year anniversary of the ~~Seventeenth~~Eighteenth Amendment Effective Date, an amount equal to 0.75%, or (ii) on or after the one year anniversary of the ~~Seventeenth~~Eighteenth Amendment Effective Date, but prior to the two year anniversary of the ~~Seventeenth~~Eighteenth Amendment Effective Date, an amount equal to 0.50%, in each case, of either (x) the Maximum Facility Amount, in the case of such termination, or (y) the amount of such reduction, in the case of such permanent reduction of the Maximum Facility Amount and, in each case, such amounts shall be payable pro rata to each Lender.

“Concentration Limits” means, for the purposes of determining the Excess Concentration Amount, with respect to the Borrowing Base:

(i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets to Obligors in the same GICS Industry Classification Group shall not exceed 15% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets; provided that for two individual industries the aggregate Adjusted Borrowing Value
USActive ~~60819853.6~~62123805.6

of all Eligible Loan Assets to Obligors in such industries may exceed 15% but shall not exceed 20%; provided, further, that for one additional individual industry the aggregate Adjusted Borrowing Value of all Eligible Loan Assets to Obligors in such industry may exceed 15% but shall not exceed 25%;

(ii) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets to the same Obligor shall not exceed $105,000,000; provided that for three individual Obligors the aggregate Adjusted Borrowing Value of all Eligible Loan Assets to such Obligors may exceed $105,000,000 but shall not exceed $130,000,000;

(iii) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Second Lien Loan Assets shall not exceed 20% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;

(iv) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are First Lien Last Out Loan Assets and Eligible Loan Assets that are Second Lien Loan Assets shall not exceed 40% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;

(v) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Fixed Rate Loan Assets shall not exceed 15% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets; provided that Asset Specific Hedged Loan Assets shall be considered Fixed Rate Loan Assets or Floating Rate Loan Assets, as applicable, as provided in the definition thereof;

(vi) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that pay interest in cash less frequently than quarterly shall not exceed 15% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;

(vii) the aggregate Outstanding Balances and Exposure Amounts of all Eligible Loan Assets that are Recurring Revenue Loan Assets shall not exceed 10% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;

(viii) ~~(vii)~~the aggregate Outstanding Balances and Exposure Amounts of all Eligible Loan Assets that are Revolving Loan Assets and the Exposure Amounts of Eligible Loan Assets that are Delayed Draw Loan Assets shall not exceed 10% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets;

(ix) ~~(viii)~~the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Partial PIK Loan Assets of the applicable Cut-Off Date shall not exceed 20% of the aggregate Adjusted Borrowing Value of all Eligible Loan Assets; and

(x) ~~(ix)~~the aggregate Adjusted Borrowing Value of all Eligible Loan Assets that are Participation Interests shall not exceed (i) during the Acquisition Participation Elevation Period, 10.0% and (ii) thereafter, 0.0%.

USActive ~~60819853.6~~62123805.6

participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Lender shall have notified the Agent of the inability, for any reason, of such Lender or any of its assignees or participants to determine the applicable Benchmark, (c) any Lender shall have notified the Agent of a determination by such Lender or any of its assignees or participants that the rate at which deposits of United States dollars are being offered to such Lender or any of its assignees or participants in the London interbank market does not accurately reflect the cost to such Lender or such assignee or such participant of making, funding or maintaining any Advance or (d) any Lender shall have notified the Agent of the inability of such Lender or any of its assignees or participants to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Dollars” means, and the conventional “$” signifies, the lawful currency of the United States of America.

“EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for such Loan Asset (together with all add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Agreement, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors and (g) any other item the Borrower and the Agent mutually deem to be appropriate; provided that with respect to any Obligor for which four full fiscal quarters of financial data are not available, EBITDA shall be determined for such Obligor based on annualizing the financial data from the reporting periods actually available.

“EEA Financial Institution” has the meaning assigned to that term in Section 11.14.

“EEA Member Country” has the meaning assigned to that term in Section 11.14.

“EEA Resolution Authority” has the meaning assigned to that term in Section 11.14.

“Eighteenth Amendment Effective Date” means July 28, 2025.

“Eighth Amendment Effective Date” means January 3, 2017.

“Eleventh Amendment Effective Date” means December 14, 2018.
USActive ~~60819853.6~~62123805.6

hereunder pursuant to a law in effect on the date on which (i) such Lender acquires such interest in this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.24(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.11(d) and (d) any Taxes imposed under FATCA.

“Exposure Amount” means, as of any date of determination, with respect to any Delayed Draw Loan Asset or Revolving Loan Asset, (i) the maximum commitment of the Borrower with respect to such Revolving Loan Asset or Delayed Draw Loan Asset (excluding any original issue discount) under the terms of the applicable Loan Agreement to make advances (and, for the avoidance of doubt, the Borrower’s commitment in respect of a Loan Asset as to which the commitment to make additional advances has been terminated shall be zero) minus (ii) the Outstanding Balance of such Delayed Draw Loan Asset or Revolving Loan Asset on such date of determination.

“Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).

“Facility Attachment Ratio” means (a) for any First Lien Loan Asset, as of any date of determination, an amount equal to, the product of (i) the First Out Attachment Ratio, (ii) the Applicable Percentage and (iii) the Assigned Value, as of such date; (b) for any First Lien Last Out Loan Asset, as of any date of determination, an amount equal to, the sum of (i) the First Out Attachment Ratio and (ii) the product of (A) the Last Out Attachment Ratio less the First Out Attachment Ratio, (B) the Applicable Percentage and (C) the Assigned Value, as of such date ~~and~~, (c) for any Second Lien Loan Asset, as of any date of determination, an amount equal to, the sum of (i) the Senior Net Leverage Ratio and (ii) the product of (A) the Net Leverage Ratio less the Senior Net Leverage Ratio, (B) the Applicable Percentage and (C) the Assigned Value, as of such date~~; provided that the Facility Attachment Ratio~~ and (d) for any Designated Loan Asset ~~that is a First Lien Loan Asset, First Lien Last Out Loan Asset or Second Lien Loan Asset shall be determined as set forth above in clause~~, as of any date of determination, an amount equal to the product of (~~a~~A) the Net Leverage Ratio, (~~b~~B) ~~or~~the Applicable Percentage and (~~c~~C) ~~respectively, as applicable~~the Assigned Value.

“Facility Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration, or automatic occurrence, of the Facility Maturity Date pursuant to Section 7.01, (iii) the Collection Date and (iv) the occurrence of the termination of this Agreement pursuant to Section 2.18(b) hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and any related laws, rules or practices) implementing or modifying the foregoing.

USActive ~~60819853.~~62123805.6

(and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (excluding any First Lien Last Out Loan Asset or first lien last out Indebtedness within the capital structure).

“First Tier Loan Assignment” has the meaning set forth in the First Tier Purchase and Sale Agreement.

“First Tier Purchase and Sale Agreement” means that certain Amended and Restated Purchase and Sale Agreement, dated as of the Closing Date and amended and restated as of the Restatement Date, between the Transferor, as the seller, and the Equityholder, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Fixed Rate Excess” means as, as of any date of determination, a fraction (expressed as a percentage) the numerator of which is the product of (i) the greater of zero and the excess of the Weighted Average Coupon for such date of determination over the Minimum Weighted Average Coupon on such date of determination and (ii) the Adjusted Borrowing Value of all Fixed Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination, and the denominator of which is the Adjusted Borrowing Value of all Floating Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination.

“Fixed Rate Loan Asset” means a Loan Asset other than a Floating Rate Loan Asset.

“Floating Rate Loan Asset” means a Loan Asset under which the rate payable by the Obligor thereof is based on the Applicable Prime Rate or the applicable Benchmark, plus some specified interest percentage in addition thereto, and the Loan Asset provides that such rate will reset immediately upon any change in the related Applicable Prime Rate or the Benchmark.

“Floor” means for purposes of this Agreement, 0%.

“Floor Obligation” means, as of any date, a Floating Rate Loan Asset (a) for which the related ~~Underlying Instruments~~ Loan Agreement allow a floating rate option, (b) that provides that such floating rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) the applicable interbank offered rate or other floating rate for the applicable interest period for such Loan Asset and (c) that, as of such date, bears interest based on such floating rate option, but only if as of such date such applicable interbank offered rate or other floating rate for the applicable interest period is less than the “floor” rate.

“Foreign Lender” has the meaning assigned to that term in Section 2.11(d)(ii)(B).

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.
USActive ~~60819853.6~~62123805.6

“Hedge Notional Amount” means, for any Loan Asset, the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.09 for that Loan Asset.

“Hedge Transaction” means each Asset Specific Hedge, interest rate swap transaction, interest rate cap transaction, interest rate floor transaction or other derivative transaction approved in writing by the Agent, between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.09 and is governed by a Hedging Agreement.

~~“Hedge Notional Amount” means, for any Loan Asset, the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.09 for that Loan Asset.~~

“Hedging Agreement” means each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 5.09, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction; provided that the “Schedule” and the form of each “Confirmation” to any Hedging Agreement shall be subject to the written approval of the Agent, in its reasonable discretion.

“Indebtedness” means:

(i) with respect to any Obligor under any Loan Asset, for the purposes of the definition of the Interest Coverage Ratio, the Senior Net Leverage Ratio and the Net Leverage Ratio, the meaning of “Indebtedness” or any comparable definition in the Loan Agreement for each such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Loan Agreement, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and
USActive ~~60819853.6~~62123805.6

properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Trustee, the Agent, any Lender and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer, to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s, the Agent’s or the other Secured Parties’ lien on the Collateral Portfolio.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing a Loan Asset executed or effected on or after the Cut-Off Date for such Loan Asset (or, solely in the case of clause (d)(ii)(y), a change to any loan senior to a Loan Asset) which:

(a) reduces or forgives any or all of the principal amount due under such Loan Asset;

(b) delays or extends the required or scheduled amortization in any way that increases the Average Life of such Loan Asset; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Net Leverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date.

(c) waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Agreement of any Partial PIK Loan Asset), or reduces the spread or coupon with respect to such Loan Asset; provided that a “Material Modification” shall not be deemed to have occurred pursuant to this clause (c) if (i)(x) such spread or coupon is reduced a maximum of one time and by not more than 20% from the spread or coupon on the related Cut-Off Date and (y) the Interest Coverage Ratio of such Loan Asset is greater than 2.0:1.0 at the time of such reduction or (ii) the Servicer certifies (and the Agent provides its prior written consent in its reasonable discretion) that such reduction results from an increase in the credit quality of the related Loan Asset; provided further that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date.

(d) (i) in the case of a First Lien Loan Asset, contractually or structurally subordinates such Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset or (ii) in the case of a First Lien Last Out Loan Asset or Second Lien Loan Asset, ~~(x)~~ contractually or structurally subordinates such Loan Asset to any obligation (other than any loan which existed at the Cut-Off Date for such Loan Asset
USActive ~~60819853.~~62123805.6

which is senior to such Loan Asset) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary) on any of the Underlying Collateral securing such Loan Asset ~~or (y) increases the commitment amount of any loan senior to such Loan Asset and the Net Leverage Ratio of such Loan Asset increases by more than 0.75x as a result of such increase~~;

(e) substitutes, alters or releases the Underlying Collateral securing such Loan Asset and each such substitution, alteration or release, as determined in the sole reasonable discretion of the Agent, materially and adversely affects the value of such Loan Asset;

(f) provides additional funds to the Obligor of such Loan Asset with the intent of keeping that Loan Asset current; or

(g) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Senior Net Leverage Ratio”, “Net Leverage Ratio”, “Interest Coverage Ratio”, “Recurring Revenue” or “Permitted Liens” or any respective comparable definitions in the Loan Agreement for such Loan Asset or (ii) any term or provision of such Loan Agreement referenced in or utilized in the calculation of the “Senior Net Leverage Ratio”, “Net Leverage Ratio”, “Interest Coverage Ratio”, “Recurring Revenue” or “Permitted Liens” or any respective comparable definitions for such Loan Asset, in either case in a manner that, in the sole reasonable judgment of the Agent, is materially adverse to the Secured Parties; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio, Senior Net Leverage Ratio or Net Leverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date.

“Maximum Facility Amount” means the aggregate Commitments of the Lenders then in effect, which amount may be up to $~~2,150,000,000~~2,250,000,000, as such amount may vary from time to time pursuant to Section 2.18(b) or Section 2.22; provided that, at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Minimum Required Equity Amount” means $~~500,000,000~~525,000,000.

“Minimum Weighted Average Coupon” means 5.00%.

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination if the Weighted Average Coupon of all Loan Assets included in the Collateral Portfolio is equal to or greater than the Minimum Weighted Average Coupon.

USActive ~~60819853.~~62123805.6

Day prior to the next Payment Date unless such Permitted Investments are issued by the Trustee in its capacity as a banking institution, in which event such Permitted Investments may mature on such Payment Date; and (2) none of the foregoing obligations or securities shall constitute Permitted Investments if (A) such obligation or security has an “f”, “r”, “p”, “pi”, “q” or “t” subscript assigned by S&P, (B) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (C) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding Taxes by any jurisdiction unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding Taxes on an after-tax basis, (D) such obligation or security is secured by real property, (E) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (F) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (G) in the Servicer’s judgment, such obligation or security is subject to material non-credit related risks, (H) such obligation is a structured finance obligation or (I) such obligation or security is represented by a certificate of interest in a grantor trust. Any investment that is a Permitted Investment pursuant to the above provisions of this definition shall not be disqualified from being a Permitted Investment because it is issued by or made with the Bank or because the Bank or the Trustee or an Affiliate of the Bank or the Trustee provides services for such investment and receives compensation therefor~~)~~.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted pursuant to or by the Transaction Documents.

“Permitted Refinancing” means any refinancing transaction undertaken by the Transferor, the Borrower or an Affiliate of the Transferor that is secured, directly or indirectly, by any Loan Asset currently or formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement.

“Permitted Securitization” means any private or public term or conduit securitization transaction (a) undertaken by the Transferor, the Borrower or an Affiliate of the Transferor, that is secured, directly or indirectly, by any Loan Asset currently or formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization and (b) in the case of a term securitization in which the Transferor or an Affiliate thereof or underwriter or placement agent has agreed to purchase or place 100% of the equity and non-investment grade tranches of notes issued in such term securitization transaction. For the avoidance of doubt, notwithstanding any agreement by the Transferor or an Affiliate to purchase or place 100% of the equity in such term securitization transaction, any such party agreeing to so purchase or place may designate other
USActive ~~60819853.~~62123805.6

Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase or place in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.

“Person” means an individual, partnership, corporation (including a statutory or business trust), company, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated association, sole proprietorship, joint venture, nonprofit corporation, group, sector, government (or any agency, instrumentality or political subdivision thereof), territory or other entity or organization.

“PIK Loan Asset” means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of the time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received; provided that, as of the applicable Cut-Off Date, notwithstanding the foregoing, no Loan Asset shall constitute a PIK Loan Asset if the portion of the interest accruing thereon that is contractually required to be paid in cash accrues at a rate equal to or in excess of (a) the applicable London interbank offered rate or SOFR rate plus 2.25%, if such Loan Asset is a Floating Rate Loan Asset with an interest rate based on the Benchmark applicable to such Loan Asset pursuant to the Loan Agreement for such Loan Asset, (b) the Applicable Prime Rate, if such Loan Asset is a Floating Rate Loan Asset with an interest rate based on the Applicable Prime Rate, and (c) 6.0%, if such Loan Asset is a Fixed Rate Loan Asset (any such Loan Asset described in this proviso, a “Partial PIK Loan Asset”).

“Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Restatement Date, between the Equityholder, as pledgor, and the Trustee, as pledgee, as such Pledge Agreement may from time to time be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Portfolio Assets” means all Loan Assets owned by the Borrower, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:
(a) any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b) all rights with respect to the Loan Assets to which the Transferor is entitled as lender under the applicable Loan Agreement;

(c) the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d) any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due, to become due
USActive ~~60819853.~~62123805.6

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (as determined under clause (i) of the definition of “Commitment”), by the aggregate Commitments of all the Lenders (as determined under clause (i) of the definition of “Commitment”).

“Proceeds” means, with respect to any Collateral Portfolio, all property that is receivable or received when such Collateral Portfolio is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral Portfolio.

“Purchase and Sale Agreements” means the First Tier Purchase and Sale Agreement and the Second Tier Purchase and Sale Agreement.

“Purchase Price” means, with respect to any Loan Asset, an amount (expressed as a percentage) equal to (i) the purchase price paid by the Borrower for such Loan Asset (exclusive of any accrued interest, original issue discount and closing fees) divided by (ii) the Outstanding Balance of such Loan Asset outstanding as of the date of such purchase (exclusive of any accrued interest, original issue discount and closing fees); provided that any Loan Asset acquired by the Borrower in connection with the primary syndication of such Loan Asset and with a “Purchase Price” equal to or greater than 97% (including, for the avoidance of doubt, in excess of 100%) shall be deemed to have a “Purchase Price” equal to 100%.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower, the Transferor or the Equityholder have acquired an interest pursuant to the Purchase and Sale Agreements or in which the Borrower, the Transferor or the Equityholder have otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Loan Asset subject to clauses (ii) or (iv) of the definition of “Value Adjustment Event”, as applicable, is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Recurring Revenue” means with respect to any Recurring Revenue Loan Asset, the meaning of “Recurring Revenue” or any comparable definition in the Loan Agreements for each Loan Asset relating to recurring maintenance or support revenues, subscription revenues, and recurring revenues attributable to software licensed or sold (excluding one-time license revenues) in the related Loan Agreement, or in the case of any Loan Asset with respect to which the Loan Agreement does not include a definition of “Recurring Revenue” or any comparable
USActive ~~60819853.~~62123805.6

term, the amount of revenues of such Obligor in respect of perpetual licenses, subscription agreements, maintenance streams or other similar and perpetual cash flow streams, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Loan Agreements, provided that such revenues shall be determined for such Obligor on an annualized basis.

“Recurring Revenue Loan Asset” means any commercial loan that (i) the related Obligor of which is organized under the law of the United States and is denominated in Dollars, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law, (iii) is principally an enterprise software business that derives revenue primarily under contractual agreements and/or selling software as a service, (iv) is structured based on a multiple of the related Obligor’s Recurring Revenue, and (v) contains a Recurring Revenue Loan Covenant Flip Scheduled Date and such date is no later than the three year anniversary of the Cut-Off Date unless otherwise approved by the Agent in its sole discretion; provided that the Agent may change the designation of such Loan Asset in its sole discretion if the covenants for such Loan Asset are replaced with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) (a “Recurring Revenue Reclassification Date”). For any Loan Asset subject to a Recurring Revenue Reclassification Date, any references to the Senior Net Leverage Ratio, Assigned Value and Interest Coverage Ratio as of the Cut-Off Date for such Loan Asset will be to those ratios determined by the Agent in its sole discretion as of the Recurring Revenue Reclassification Date.

“Recurring Revenue Loan Covenant Flip Scheduled Date” means with respect to any Recurring Revenue Loan Asset, as of the Cut-Off Date, the scheduled date upon which the covenants for such Eligible Loan Asset are to be replaced with traditional cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage) as specified in the original Loan Agreements for such Loan Asset.

“Recurring Revenue Loan Gross Leverage Ratio” means with respect to any Recurring Revenue Loan Asset, the ratio of (a) Indebtedness to (b) Recurring Revenue, as calculated by the Borrower and the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.

“Register” has the meaning assigned to that term in Section 2.14.

“Registered” means, for the purposes of the definition of “Permitted Investments”, in registered form for United States federal income tax purposes and issued after July 18, 1984; provided that a certificate of interest in a grantor trust shall not be treated as Registered unless each of the obligations or securities held by the trust was issued after that date.

“Reinvestment Period” means, the period commencing on the Closing Date and ending on the earliest to occur of (i) the three year anniversary of the ~~Seventeenth~~Eighteenth Amendment Effective Date (or such later date as is agreed to in writing by the Borrower, the Servicer, the Agent and the Lenders pursuant to Section 2.19), (ii) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof) and (iii) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b); provided that if
USActive ~~60819853.~~62123805.6

any of the foregoing is not a Business Day, the Reinvestment Period shall end on the next succeeding Business Day.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” has the meaning assigned to that term in Section 2.07(e).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Test Period” means, with respect to any Loan Asset, the relevant test period for the calculation of Senior Net Leverage Ratio, Net Leverage Ratio or Interest Coverage Ratio, as applicable, for such Loan Asset in the Loan Agreements or, if no such period is provided for therein, for Obligors delivering monthly ~~financing~~financial statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly ~~financing~~financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan Asset; provided that with respect to any Loan Asset for which the relevant test period is not provided for in the Loan Agreement, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Remittance Period” means, (i) as to the Initial Payment Date, the period beginning on January 1, 2010 and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date” means the date that is two Business Days prior to each Payment
Date.

“Required Lenders” means (i) so long as Wells Fargo (or an Affiliate of Wells Fargo) is the Agent hereunder, Wells Fargo (as a Lender hereunder) and its successors and
USActive ~~60819853.~~62123805.6

“Restatement Agreement” has the meaning assigned to that term in the preamble hereto.

“Restatement Date” means January 22, 2010.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for reasonable management fees to the Transferor or its Affiliates in reimbursement of actual management services performed). For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Retained Interest” means, with respect to any Agented Note that is transferred to the Borrower, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Agented Note and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Agented Note that relate to such portion(s) of the indebtedness that is owned by another lender.

“Revenue Recognition Implementation” means the implementation by an Obligor of IFRS 15/ASC 606.

“Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i).

“Revolving Loan Asset” means a Loan Asset that is a line of credit or contains an unfunded commitment arising from an extension of credit by the Transferor to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

~~“SBIC Subsidiary” means any direct or indirect wholly-owned Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interests in the SBIC Subsidiary) of the Borrower licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), and which is designated by the Borrower (pursuant to a certificate of a financial officer delivered to the Agent) as an SBIC Subsidiary.~~

“S&P” means S&P Global Ratings and any successor thereto.

USActive ~~60819853.~~62123805.6

“Sanction” or “Sanctions” means, individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over the Borrower, the Servicer, the Equityholder or any of their respective Subsidiaries.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) on any list of targets identified or designated pursuant to any Sanctions, including those listed on OFAC’s Specially Designated Nationals (SDN) and Blocked Persons List and OFAC’s Consolidated Non-SDN List; (b) a legal entity that is deemed by OFAC to be a Sanctions target based on the direct or indirect ownership or control of such legal entity by Sanctioned Person(s); or (c) a Sanctions target of or subject to any territorial or country-based Sanctions program.

“SBIC Subsidiary” means any direct or indirect wholly-owned Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interests in the SBIC Subsidiary) of the Borrower licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), and which is designated by the Borrower (pursuant to a certificate of a financial officer delivered to the Agent) as an SBIC Subsidiary.

“Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

“Second Amendment Effective Date” means January 18, 2011.

“Second Lien Loan Asset” means any Loan Asset that (i) is secured by a valid and perfected second priority security interest on all of the Obligor’s assets constituting Underlying Collateral for the Loan Asset (whether or not there is also a security interest of a higher or lower priority in additional collateral), subject to any expressly permitted liens under the applicable covenants in the Loan Agreement for such Loan Asset, including those set forth in “permitted liens” as defined in the applicable Loan Agreement for such Loan Asset or such comparable definition if “permitted liens” is not defined therein, so long as such definition is reasonable and customary, (ii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder and (iii) pursuant to an intercreditor agreement between the Borrower and the holder of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both).

USActive ~~60819853.~~62123805.6

“Second Tier Loan Assignment” has the meaning set forth in the Second Tier Purchase and Sale Agreement.

“Second Tier Purchase and Sale Agreement” means that certain Second Tier Purchase and Sale Agreement, dated as of the Restatement Date, between the Equityholder, as the seller, and the Borrower, as the purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Secured Party” means each of the Agent, each Lender (together with its successors and assigns), the Trustee, the Collateral Custodian, the Bank and each Hedge Counterparty.

~~“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.~~

“Seller Parties” has the meaning assigned to that term in the definition of “Acquisition Agreement”.

“Senior Net Leverage Ratio” means, with respect to any Loan Asset for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable definition relating to first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness in the Loan Agreement for each such Loan Asset, and in any case that “Senior Net Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (including First Lien Last Out Loan Assets) minus Unrestricted Cash, as of the applicable test date, to (b) EBITDA, for the applicable test period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.

“Servicer” means at any time the Person then authorized, pursuant to Section 6.01 to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

“Servicer Pension Plan” has the meaning assigned to that term in Section 4.03(p).

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Collections and Principal Collections) or the Unfunded Exposure Account, as required by this Agreement or any Transaction Document which continues unremedied for a period of five Business Days;

(b) any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this

USActive ~~60819853.~~62123805.6

customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (i) if the Servicer is the originator or an Affiliate thereof, the higher of: (A) in a manner which the Servicer believes to be consistent with the practices and procedures followed by institutional servicers of national standing relating to assets of the nature and character of the Loan Assets, and (B) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others, and (ii) if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

~~“Seventh Amendment Effective Date” means October 8, 2024.~~

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Servicer and its Subsidiaries at such date.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means The Federal Reserve Bank of New York (or any successor administrator).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“Spread Differential” means, for any date of determination, (a) the weighted average interest rate of the Loan Assets included in the Collateral Portfolio on such date minus (b) the Yield Rate for such date.

“Spread Excess” means, as of any date of determination, a fraction (expressed as a percentage) the numerator of which is the product of (i) the greater of zero and the excess of the Weighted Average Spread for such date of determination over the Minimum Weighted Average Spread on such date of determination and (ii) the Adjusted Borrowing Value of all Floating Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination, and the denominator of which is the Adjusted Borrowing Value of all Fixed Rate Loan Assets (excluding any defaulted Loan Assets) held by the Borrower as of such date of determination.

“State” means one of the fifty states of the United States or the District of Columbia.

USActive ~~60819853.~~62123805.6

“Stated Maturity Date” means, the five year anniversary following the ~~Seventeenth~~Eighteenth Amendment Effective Date or such later date as is agreed to in writing by the Borrower, the Servicer, the Agent and the Lenders pursuant to Section 2.19.

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Trustee, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(e)(ii).

“Supermajority” means a combination of Lenders representing an aggregate of more than 66-2/3% of the aggregate Commitments of the Lenders then in effect; provided that, if there are two or more unaffiliated Lenders party to this Agreement as of the applicable date of determination, then at least two such Lenders shall be required to constitute a Supermajority; provided further that the Commitment of, and the portion of any outstanding Advances, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of a Supermajority.

“Swingline Advance” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.01, and all such swingline loans collectively as the context requires.

“Swingline Commitment” means the commitment of the Swingline Lender to fund Swingline Advances, subject to the terms and conditions herein, in an amount not greater than $200,000,000 (without regard to any future reimbursement of Swingline Advances by the Lenders), as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sub-limit of the Commitment of the Swingline Lender, in its capacity as a Lender hereunder, and is not in addition thereto.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Refund Date” has the meaning assigned to that term in Section 2.25(a).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in EUR.
USActive ~~60819853.~~62123805.6

“Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Transferor arising from an extension of credit by the Transferor to an Obligor.

“Third Party Acquired Loan Asset” means any Loan Asset purchased by the Transferor from third parties not Affiliated with the Transferor and then sold from the Transferor to the Equityholder pursuant to the First Tier Purchase and Sale Agreement and from the Equityholder to the Borrower pursuant to the Second Tier Purchase and Sale Agreement.

“Thirteenth Amendment Effective Date” means January 31, 2020.

“Transaction Documents” means this Agreement, any Hedging Agreement, any Joinder Supplement, the Purchase and Sale Agreements, the Participation Agreement, the Collection Account Agreement, the Unfunded Exposure Account Agreement, the Trustee and Collateral Custodian Fee Letter, any Lender Fee Letter, the Pledge Agreement and each document, instrument or agreement related to any of the foregoing.

“Transferee Letter” has the meaning assigned to that term in Section 2.22.

“Transferor” means Ares, in its capacity as the transferor hereunder and as the seller under the First Tier Purchase and Sale Agreement, together with its successors and assigns in such capacity.

“Trustee” has the meaning assigned to that term in the preamble hereto.

~~“Trustee Expenses” means the trustee expenses set forth in the Trustee and Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer to the Trustee under the Transaction Documents.~~

“Trustee and Collateral Custodian Fee Letter” means the Trustee and Collateral Custodian Fee Letter, dated as of the Restatement Date and amended and restated on the Fifth Amendment Effective Date, between the Trustee, the Collateral Custodian, the Borrower, the Servicer and the Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Trustee Expenses” means the trustee expenses set forth in the Trustee and Collateral Custodian Fee Letter and any other accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer to the Trustee under the Transaction Documents.
USActive ~~60819853.~~62123805.6

Loan Asset or Delayed Draw Loan Asset and (ii) the Assigned Value for such Revolving Loan Asset or Delayed Draw Loan Asset.

“Unfunded Exposure Equity Shortfall” means, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate of all Unfunded Exposure Equity Amounts over (ii) the amount on deposit in the Unfunded Exposure Account.

“United States” means the United States of America.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unrestricted Cash” the meaning of “Unrestricted Cash” or any comparable definition in the Loan Agreements for each Loan Asset, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Loan Agreement, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Loan Agreement).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(i)(x) the Interest Coverage Ratio for any Relevant Test Period with respect to such Loan Asset is (A) less than 85% of the Interest Coverage Ratio with respect to such Loan Asset as calculated on the applicable Cut-Off Date or the Recurring Revenue Reclassification Date (if applicable), and (B) less than 1.50:1.00, or (y) the Senior Net Leverage Ratio (or, with respect to any Second Lien Loan Asset or Designated Loan Asset, the Net Leverage Ratio) for any Relevant Test Period of the related Obligor with respect to such Loan Asset is (A) more than 0.75x higher than such ratio as calculated on the applicable Cut-Off Date or the Recurring Revenue Reclassification Date (if applicable), and (B) greater than 3.50:1.00; provided that in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Agent (with the consent of the Servicer (such consent not to be unreasonably withheld, delayed or conditioned)) may retroactively adjust the Interest Coverage Ratio, the Senior Net Leverage Ratio, or the Net Leverage Ratio for any Loan Asset as determined on the applicable Cut-Off Date or the Recurring Revenue Reclassification Date (if applicable);

USActive ~~60819853.~~62123805.6

(ii) an Obligor payment default under any Loan Asset (after giving effect to any applicable grace or cure periods, but in any case not to exceed five Business Days, in accordance with the Loan Agreement);

(iii) (x) the failure to deliver a “loan level” financial reporting package no later than 45 days after the end of each month (to the extent required by the underlying loan documents), 60 days after the end of each quarter or 130 days after the end of each fiscal year, or such greater number of days as allowed in the Loan Agreement, including any grace and/or cure periods set forth in the Loan Agreement, but which shall in no case exceed 150 days after the end of each fiscal year (unless waived or otherwise agreed to by the Agent in its sole discretion) or (y) any other Obligor default under any Loan Asset (after giving effect to any applicable grace or cure periods in accordance with the Loan Agreement) that could reasonably be expected to have a material and adverse effect on the creditworthiness of such Obligor or on the collectability of any amount required to be paid under the related Loan Agreement for such Loan Asset;

(iv)a Bankruptcy Event with respect to the related Obligor;

(v)the occurrence of a Material Modification (in accordance with clauses (b)-(c) or clauses (e)-(g) of the definition thereof) with respect to such Loan Asset;

(vi)the occurrence of a Material Modification (in accordance with clauses (a) or (d) of the definition thereof) with respect to such Loan Asset;

(vii)solely with respect to Recurring Revenue Loan Assets, the Recurring Revenue Loan Gross Leverage Ratio with respect to such Eligible Loan Asset increases by greater than 10.0% from the applicable Cut-Off Date;

(viii)solely with respect to Recurring Revenue Loan Assets, either the covenants for such Eligible Loan Asset fail to be replaced with traditional cash flow leverage lending covenants by the Recurring Revenue Loan Covenant Flip Scheduled Date or the Recurring Revenue Loan Covenant Flip Scheduled Date is extended;

(ix)solely with respect to Recurring Revenue Loan Assets, such Eligible Loan Asset fails to maintain a liquidity amount (x) of at least 1.2x greater than the applicable “liquidity covenant” (or such comparable definition) in the applicable Loan Agreements or (y) if such “liquidity covenant” is not available in the applicable Loan Agreement, determined by the Agent on the applicable Approval Notice for such Recurring Revenue Loan Asset.

“Warranty Event” means, as to any Loan Asset, the discovery that as of the related Cut-Off Date for such Loan Asset there existed a breach of any representation or warranty relating to such Loan Asset, whether pursuant to this Agreement (as amended and restated) or pursuant to the Restatement Agreement or to the Original Agreement, as applicable (other than any representation or warranty that the Loan Asset satisfies the criteria of the definition of Eligible Loan Asset) and the failure of Borrower to cure such breach, or cause the same to be cured, within 30 days after the earlier to occur of the Borrower’s receipt of notice thereof from the Agent or the Borrower becoming aware thereof.
USActive ~~60819853.~~62123805.6

“Warranty Loan Asset” means any Loan Asset that fails to satisfy any criteria of the definition of Eligible Loan Asset as of the Cut-Off Date for such Loan Asset (or any Loan Asset that failed to satisfy any criteria of the definition of “Eligible Loan” as defined in the Restatement Agreement or the Original Agreement, as applicable, as of the Cut-Off Date for such Loan Asset) or a Loan Asset with respect to which a Warranty Event has occurred; provided that any Loan Asset approved by the Agent in accordance with Section 11 of Schedule III on the applicable Cut-Off Date shall not be a Warranty Loan Asset due to the failure of such Loan Asset to satisfy the requirements of Section 11 of Schedule III on any date thereafter.

“Weighted Average Applicable Percentage” means, on any date of determination, the number (expressed as a percentage) equal to a fraction (i) the numerator of which is the sum of the products of (a) the Applicable Percentage of each Eligible Loan Asset included in the Collateral Portfolio on such date multiplied by (b) the Adjusted Borrowing Value of the applicable Eligible Loan Asset on such date, and (ii) the denominator of which is the aggregate Adjusted Borrowing Value of all Eligible Loan Assets forming a part of the Collateral Portfolio on such date.

“Weighted Average Coupon” means, as of any date of determination, the number (expressed as a percentage) equal to (i) the Aggregate Funded Coupon divided by (ii) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Fixed Rate Loan Assets; provided that, if the foregoing amount is less than the Minimum Weighted Average Coupon, the amount of the Spread Excess, if any, as of such date of determination, shall be added to such amount.

“Weighted Average Spread” means, as of any date of determination, the number (expressed as a percentage) equal to (i) the Aggregate Funded Spread divided by (ii) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Floating Rate Loan Assets; provided that, if the foregoing amount is less than the Minimum Weighted Average Spread, the amount of the Fixed Rate Excess, if any, as of such date of determination, added to such amount.

“Wells Fargo” has the meaning assigned to that term in the preamble hereto.

“Wells Fargo Fee Letter” means the Lender Fee Letter, dated the Closing Date and amended and restated on the Eleventh Amendment Effective Date, among the Borrower, Ares, the Agent and Wells Fargo (as further amended, modified, supplemented or restated from time to time).

“WFS” has the meaning assigned to that term in the Preliminary Statement.

“Write-Down and Conversion Powers” has the meaning assigned to that term in Section 11.14.

USActive ~~60819853.~~62123805.6

~~“WFS” has the meaning assigned to that term in the Preliminary Statement.~~

“Yield” means with respect to any Remittance Period, the sum for each day in such Remittance Period determined in accordance with the following formula:

YR x L
D

where:	YR	=	the Yield Rate applicable on such day;

	L	=	the Advances Outstanding on such day; and

	D	=	360 or, to the extent the Yield Rate is the
Base Rate, 365 or 366 days, as applicable;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

“Yield Rate” means, as of any date of determination, an interest rate per annum equal to the applicable Benchmark for such date (not less than zero) plus the Applicable Spread; provided that if a Lender shall have notified the Agent that a Disruption Event has occurred with respect to such Benchmark, the applicable Yield Rate shall be equal to the Base Rate plus the Applicable Spread until such Lender shall have notified the Agent that such Disruption Event has ceased, at which time the applicable Yield Rate shall again be equal to such Benchmark for such date plus the Applicable Spread.

Section 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;
USActive ~~60819853.~~62123805.6

(vi)pro rata to the Agent (for the account of each Lender), the Agent (for its own account) or the Trustee (on behalf of itself and the Collateral Custodian and the Bank), as applicable, all accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to any Lender, the Agent, the Trustee, the Bank or the Collateral Custodian under the Transaction Documents;

(vii)(a) prior to the end of the Reinvestment Period, ~~if any Borrowing Base Deficiency is a result of a shortfall in the Unfunded Exposure Amount,~~ at the discretion and direction of the Servicer, to fund the Unfunded Exposure Account (in an amount ~~up~~equal to the ~~aggregate of all~~ Unfunded Exposure Equity ~~Amounts~~Shortfall), and (b) after the end of the Reinvestment Period but prior to the Facility Maturity Date, to fund the Unfunded Exposure Account (in an amount ~~up~~equal to the ~~aggregate of all~~Unfunded Exposure ~~Amounts~~Amount);

(viii)to the Agent to be distributed pro rata to each Lender, an amount necessary to satisfy any outstanding Borrowing Base Deficiency not paid in Section 2.04(a)(vii), pro rata in accordance with the amount of Advances Outstanding;

(ix)to the Agent to be distributed pro rata to each Lender, to pay the Advances Outstanding, including any Commitment Termination Premium, in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b);

(x)pro rata in accordance with the amounts due under this clause, to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement;

(xi)to pay any other amounts due (other than with respect to the repayment of Advances) under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder);

(xii)to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred during the immediately ended Remittance Period in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07; and

(xiii)(A) during an Unmatured Event of Default, to remain in the Collection Account or (B) otherwise, at the Borrower’s election and with prior written notice to the Trustee (which notice may be set forth in the applicable Servicing Report), to the Borrower, any remaining amounts.

(b) Principal Payments Absent an Event of Default. On each Payment Date, so long as no Event of Default has occurred and, in any case, prior to the Facility Maturity Date, the Servicer shall (as directed pursuant to the first paragraph of this Section 2.04) transfer Principal Collections held by the Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the Determination Date immediately preceding any Payment Date, and priority:

(i) to pay amounts due under Section 2.04(a)(i) through (vi), to the extent not paid thereunder;

USActive ~~60819853.~~62123805.6

(ii) (a) prior to the end of the Reinvestment Period, at the discretion and direction of the Servicer, to fund the Unfunded Exposure Account (in an amount ~~up~~equal to the ~~aggregate of all~~ Unfunded Exposure Equity ~~Amounts~~Shortfall) and (b) after the end of the Reinvestment Period but prior to the Facility Maturity Date, to fund the Unfunded Exposure Account (in an amount ~~up~~equal to the ~~aggregate of all~~Unfunded Exposure Equity ~~Amounts~~Amount);

(iii) (a) prior to the end of the Reinvestment Period, to the Agent to be distributed pro rata to each Lender, an amount necessary to satisfy any outstanding Borrowing Base Deficiency, pro rata in accordance with the amount of Advances Outstanding and (b) after the end of the Reinvestment Period but prior to the Facility Maturity Date, to the Agent to be distributed pro rata to each Lender, an amount necessary to pay the Advances Outstanding, including any Commitment Termination Premium, until paid in full, pro rata in accordance with the amount of Advances Outstanding;

(iv) pro rata in accordance with the amounts due under this clause, to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement;

(v) to pay any other amounts due under this Agreement and the other Transaction Documents (including any indemnity amounts due from the Borrower hereunder and thereunder);

(vi) to the Servicer, in respect of all reasonable expenses (except allocated overhead) incurred during the immediately ended Remittance Period in connection with the performance of its duties hereunder or paid on behalf of the Borrower, plus any outstanding deferred reimbursement amount plus interest thereon as further set forth in Section 6.07; and

(vii) (A) during an Unmatured Event of Default, to remain in the Collection Account or (B) otherwise, at the Borrower’s election and with prior written notice to the Trustee (which notice may be set forth in the applicable Servicing Report), to the Borrower, any remaining amounts.

(c) Payment Date Transfers Upon the Occurrence of an Event of Default. On each Payment Date, if an Event of Default has occurred, or in any case on and after the Facility Maturity Date, the Servicer shall (as directed pursuant to the first paragraph of this Section 2.04) transfer collected funds held by the Bank in the Collection Account, in accordance with the Servicing Report, to the following Persons in the following amounts, calculated as of the Determination Date immediately preceding any Payment Date, and priority:

USActive ~~60819853.~~62123805.6

limited to, expenses incurred in connection with the release of the Lien of the Trustee on behalf of the Secured Parties and any other party having an interest in the Loan Asset in connection with such sale, substitution or repurchase);

(ix) the Borrower shall pay any Hedge Breakage Costs arising as a result of such sale, substitution or repurchase and owed to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, if applicable, as required by the terms of any Hedging Agreement; and

(x) other than in the case of Section 2.07(e) and solely in the event that Ares or an Affiliate is no longer the Servicer and the Facility Maturity Date has not yet occurred (or, in the case of the declaration of the Facility Maturity Date that arises solely pursuant to Section 7.01(d) due solely to the occurrence of an event described in clauses (g) or (h) of the definition of “Servicer Termination Event” or clause (o) of the definition of “Servicer Termination Event” (to the extent arising solely due to the occurrence of an event described in clauses (g) or (h) of the definition thereof)), until on or after the earlier of (x) the date that is twelve months after the occurrence of such Facility Maturity Date or (y) the occurrence of a Facility Maturity Date for any other reason other than an event described in clauses (g) or (h) of the definition of “Servicer Termination Event” or clause (o) of the definition of “Servicer Termination Event” (to the extent arising solely due to the occurrence of an event described in clauses (g) or (h) of the definition thereof), the Borrower shall have consented to such sale or substitution.

(g) Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, neither the Equityholder nor the Transferor (nor any Affiliate thereof) shall reacquire from the Borrower and the Borrower shall not transfer to the Equityholder, the Transferor or to Affiliates of the Transferor or the Equityholder, and none of the Transferor, the Equityholder nor any Affiliates thereof will have a right or ability to purchase, the Loan Assets other than (i) as not prohibited by Section 2.07(h) and (ii) in sales on an arms’ length basis and for fair market value or at a price specified herein; provided that (x) the proceeds of such sale shall be deposited into the Principal Collection Account to be disbursed in accordance with Section 2.04, (y) no event has occurred, or would result from such sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency; and (z) the Agent shall provide prior written consent to such sale. For the avoidance of doubt, nothing in this clause (g) shall prohibit the Borrower or the Equityholder, respectively, from transferring or distributing its Loan Assets to the holders of its equity or Affiliates, as applicable, in accordance with Section 2.07(a), 2.07(c), 2.07(d) or 2.07(e) herein and subject to the limitations, if applicable, of Section 2.07(h).

(h) Limitations on Sales, Substitutions and Repurchases.

(i) The Outstanding Balance of all Loan Assets subject to clauses (ii), (iv) or (vi) of the definition of “Value Adjustment Event” which were included in all Lien Release Dividends or substituted by the Borrower pursuant to Section 2.07(a), in each case during the 12-month period immediately preceding the proposed Lien Release Dividend Date or date of substitution, as applicable, does not exceed 10% of the highest
USActive ~~60819853.~~62123805.6

perfected security interest in such account, as evidenced by an Opinion of Counsel reasonably acceptable to the Agent).

(q) ~~Taxable Mortgage Pool Matters. The sum of the Outstanding Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 35% of the aggregate Outstanding Balance of all Loan Assets.~~[Reserved].

(r) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation, make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 5.02(r) after compliance with all terms and conditions of this Section 5.02(r) related thereto) unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Agent of such change and delivers to the Agent such financing statements as the Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Agent may request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Agent of such change of location in writing. The Borrower will not move, or consent to the Collateral Custodian or the Servicer moving, the Loan Asset Files from the location thereof on the Restatement Date, unless 30 days (or such shorter notice period as consented to by the Agent) prior to the effective date of any such move, the Borrower notifies the Agent of such move in writing. The Agent will provide each Lender with a copy of any such financing statements, other documents and instruments, and notices promptly upon receipt thereof.

(s) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(t) Deposits to Special Accounts. The Borrower will not deposit or otherwise credit, or cause to be so deposited or credited, to the Collection Account cash or cash proceeds other than Available Collections in respect of the Collateral Portfolio.

Section 5.03 Affirmative Covenants of the Servicer.

From the Closing Date until the Collection Date:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral Portfolio or any part thereof pursuant to the terms hereof.
USActive ~~60819853.~~62123805.6

Acquisition Participation Interests) may be instructed to make payments shall be subject to an account control agreement which provides the Trustee with a first priority perfected security interest in such account, as evidenced by an Opinion of Counsel reasonably acceptable to the Agent).

(d) Extension or Amendment of Loan Assets. The Servicer will not, except as otherwise permitted in Section 6.04(a), extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

~~(e) Taxable Mortgage Pool Matters. The Servicer will manage the portfolio and advise the Borrower with respect to purchases from the Equityholder so as to not at any time allow the sum of the Outstanding Balances of all Loan Assets owned by the Borrower and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) to exceed 35% of the aggregate Outstanding Balance of all Loan Assets~~[Reserved].

(f) Allocation of Charges. There will not be any agreement or understanding between the Servicer and the Borrower (other than as expressly set forth herein or as consented to by the Agent), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges; provided that it is understood and acknowledged that the Borrower will be consolidated with the Servicer for tax purposes.

(g) Compliance with Sanctions. None of the Servicer, any Person directly or (to the knowledge of the Servicer) indirectly Controlling the Servicer nor any Person directly or (to the knowledge of the Servicer) indirectly Controlled by the Servicer will, directly or indirectly, use the proceeds of any Advance hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund, finance or facilitate any activities or business of or with a Sanctioned Person, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions. Each Person shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. Each Person will notify each Lender and the Agent in writing not more than one (1) Business Day after becoming aware of any breach of this section.

Section 5.05 Affirmative Covenants of the Trustee.

From the Closing Date until the Collection Date:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.
USActive ~~60819853.~~62123805.6

Section 5.06 Negative Covenants of the Trustee.

From the Closing Date until the Collection Date, the Trustee will not make any changes to the Trustee Fees without the prior written approval of the Agent and the Borrower.

Section 5.07 Affirmative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Law.

(b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Article XII of this Agreement, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth under its name in Section 11.02 unless notice of a different address is given in accordance with the terms hereof or unless the Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof, except as such Required Loan Documents may be released pursuant to the terms of this Agreement.

Section 5.08 Negative Covenants of the Collateral Custodian.

From the Closing Date until the Collection Date:

(a) Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral Portfolio except as contemplated by this Agreement.

(b) No Changes in Collateral Custodian Fees. The Collateral Custodian will not make any changes to the Collateral Custodian Fees without the prior written approval of the Agent and the Borrower.

Section 5.09 Covenants of the Borrower Relating to Hedging of Loan Assets.

(a) At any time prior to an Event of Default, the Borrower may enter into ~~Hedge~~Hedging Agreements for certain Fixed Rate Loan Assets with a Hedge Counterparty with the prior consent of the Agent (such consent not to be unreasonably withheld or delayed). After an Event of Default or at any time after the Spread Differential has fallen below 1.50%, the Agent may, at its sole discretion, direct the Borrower to enter into Hedge Transactions for certain Fixed Rate Loan Assets.

USActive ~~60819853.~~62123805.6

(e) Controlled Accounts. Each of the parties hereto hereby agrees that (i) each Controlled Account is intended to be a “securities account” or “deposit account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Collection Account Agreement or Unfunded Exposure Account Agreement, as applicable, prior to the delivery of a notice of exclusive control, the Borrower, the Servicer and the Trustee (acting at the direction of the Agent) shall be entitled to exercise the rights that comprise each Financial Asset held in each Controlled Account which is a securities account and have the right to direct the disposition of funds in any Controlled Account which is a deposit account; provided that after the delivery of a notice of exclusive control, such rights shall be exclusively held by the Trustee (acting at the direction of the Agent). Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Borrower in a Controlled Account that is a securities account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.04(f) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Controlled Accounts, New York shall be deemed to be the Bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). All securities or other property underlying any Financial Assets credited to the Controlled Accounts in the form of securities or instruments shall be registered in the name of the Bank or if in the name of the Borrower or the Trustee, Indorsed to the Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Bank, and in no case will any Financial Asset credited to the Controlled Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Bank or Indorsed in blank.

(f) Loan Agreements. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Trustee, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the grant by the Borrower to the Trustee, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset granted to the Trustee hereunder as custodial agent for the Trustee in accordance with the terms of this Agreement.

(g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of ~~a~~an Interest Collection or Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to

USActive ~~60819853.~~62123805.6

registration statement or contract or other document approved in advance by the Borrower, the Servicer, the Equityholder or the Transferor or (e) to any Affiliate, independent or internal auditor, agent, employee or attorney of the Trustee or the Collateral Custodian having a need to know the same, provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, Servicer, the Equityholder or the Transferor.

Section 11.14 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a) Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any ~~Loan~~Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b) As used in this Section 11.14 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (z) any financial institution established in an EEA Member Country which

USActive ~~60819853.~~62123805.6